SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C.  20549

                                 Form 8-K

                              CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
   February 6, 1995

            Harrow Industries, Inc.
     (Exact name of registrant as specified in its charter)

       Delaware               1-9440              52-1499045
(State or other jurisdiction  (Commission        (IRS Employer
of incorporation or            File No.       Identification No.
organization)

       2627 East Beltline, S.E., Grand Rapids, Michigan  49546
            (Address of principal executive offices)

       (616)942-1440
       (Registrant's telephone number, including area code)


ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

     Following the execution of an Asset Purchase Agreement dated as of February 6, 1995 (the "Agreement") between Harrow Products, Inc., a wholly-owned subsidiary of the Registrant ("Harrow Products") and Milcor Limited Partnership, a Delaware limited partnership ("Milcor"), Harrow Products completed the sale to Milcor of substantially all of the assets of its Leigh Products Division, including all of the issued and outstanding capital stock of Leigh Metal Products Ltd., an Ontario corporation and its wholly-owned subsidiary. Immediately prior to the consummation of the transactions contemplated by the Agreement, the real property held by the Canadian subsidiary was transferred to an indirect subsidiary of Registrant. The determination of the purchase price was a result of arms-length negotiation. It is anticipated that the cash purchase price will be approximately Six Million Eight Hundred Thousand Dollars ($6,800,000), plus the aggregate amount of Accounts Payable, Accrued Expenses and Accrued Taxes (as such terms are defined in the Agreement), subject to adjustment pursuant to the terms of the Agreement which will be based on an audited Closing Balance Sheet to be prepared as of February 6, 1995. The sale is expected to result in a gain.

     There were no material relationships between Milcor and the Company or any of its affiliates, directors, officers or associates of any such director or officer.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

(a)  Pro Forma Condensed Financial Information

     The pro forma financial information shall be filed by Registrant on Form 8 as soon as practicable, but not later than April 22, 1995.

(b)  Exhibits

     Asset Purchase Agreement dated as of February 6, 1995, between Harrow Products and Milcor.


                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the reporting person has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              HARROW INDUSTRIES, INC.
                              (Registrant)



February 21, 1995             By:   /s/ Gary Humphreys
                                 Gary Humphreys
                                 Vice President/
                                 Corporate Controller